Exhibit 3
SECURITIES PURCHASE AGREEMENT
     THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is entered into effective as of June 1, 2007 (the “Effective Date”) by and between Round Ridge LLC, a Delaware limited liability company (the “Seller”), and 0792725 B.C. Ltd., a British Columbia company (“Buyer”).
RECITALS
     A. The Seller holds 586,385 shares of common stock of American Vantage Companies, a Nevada corporation (the “Company”) (collectively, the “Securities”).
     B. Buyer desires to purchase the Securities from the Seller, and the Seller desires to sell and assign the Securities to Buyer, on the terms and conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, the parties agree as follows:
1. PURCHASE AND SALE
     1.1 The Seller hereby sells, conveys, transfers, assigns and delivers to Buyer the Securities, and Buyer hereby purchases the Securities from the Seller. Concurrently with the execution of this Agreement, the Seller shall deliver to the Buyer the certificates representing the Securities (or affidavits of loss for any missing certificates) together with executed assignments separate from certificate.
     1.2 As full and complete consideration for the purchase and sale of the Securities, concurrently with the execution of this Agreement Buyer shall pay to the Seller a purchase price of $1.80 per share for an aggregate of $1,055,493 (the “Purchase Price”) by wire transfer of immediately available funds in accordance with the following wire transfer instructions:
2. REPRESENTATIONS AND WARRANTIES
     2.1 The Seller represents and warrants to Buyer as of the Effective Date:
     (a) The Seller has full limited liability company capacity to execute and deliver this Agreement, to perform the Seller’s obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and constitutes a legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, and similar laws relating to or affecting the rights of creditors generally and to general principles of equity.
     (b) The Seller owns the Securities and is selling the Securities to the Buyer, free and clear of any liens or encumbrances (subject to any restrictions under applicable securities laws).
     (c) The Seller has had the opportunity to be represented and advised by independent legal counsel with regard to the matters provided for in this Agreement as well as all matters otherwise pertaining and related thereto and the Seller has had the opportunity to have such legal counsel review, on the Seller’s behalf, the terms of this Agreement and all documentation otherwise pertaining and related thereto.
     2.2 Buyer represents and warrants to the Seller as of the Effective Date:
     (a) Buyer has full capacity to execute and deliver this Agreement, to perform Buyer’s obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, and similar laws relating to or affecting the rights of creditors generally and to general principles of equity.
     (b) (i) Buyer has had a full and adequate opportunity to conduct its own independent due diligence investigation into the Securities and the business and affairs of the Company and the transaction governed by this Agreement, and (ii) except as expressly provided in Section 2.1(b) above, Buyer is purchasing the Securities “as is” and neither the Seller nor any of its representatives or agents are making any representation or warranty whatsoever, express or implied, regarding the Securities or the Company including, without limitation, as to any matter concerning the operations, financial condition or otherwise of the Company, and Buyer expressly assumes all risks associated therewith.
     (c) Buyer has had the opportunity to be represented and advised by independent legal counsel with regard to the matters provided for in this Agreement as well as all matters otherwise pertaining and related thereto and Buyer has had the opportunity to have such legal counsel review, on Buyer’s behalf, the terms of this Agreement and all documentation otherwise pertaining and related thereto.
     (d) Buyer is acquiring the Securities for investment purposes only for Buyer’s own account and not with a view to the resale or distribution of any part thereof in violation of the Securities Act of 1933, as amended (the “Act”).
     (e) Buyer understands that (i) the Securities have not been registered under the Act, (ii) the Securities are “restricted securities” under applicable U.S. federal and state securities laws, (iii) Buyer must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available, and (iv) Buyer can bear the economic risk of an investment in the Securities.
3. MISCELLANEOUS
     3.1 Further Assurances. Buyer and the Seller agree to take all appropriate action and execute all documents, instruments, or conveyances of any kind that may be reasonably necessary or advisable to carry out the provisions of this Agreement.
     3.2 [Intentionally Omitted]
     3.3 Choice of Law; Forum Selection. This Agreement shall be construed and interpreted under, and the rights of the parties determined in accordance with, the internal laws of the State of Nevada excluding conflicts of law principles. Each party irrevocably submits to the exclusive jurisdiction of any court of competent jurisdiction located in Las Vegas, Nevada, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any court of competent jurisdiction located in Las Vegas, Nevada, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     3.4 Attorneys’ Fees. In any action among the parties to enforce or interpret any of the terms or provisions of this Agreement or any related matter, the prevailing party in the action shall be entitled, in addition to damages, injunctive relief or other relief, to its costs and expenses, including, but not limited to, reasonable attorneys’ fees.
     3.5 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties with respect to the subject matter hereof. No supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     3.6 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that Buyer may not prior to the closing of the transactions governed by this Agreement assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Seller.
     3.7 Severability. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, such provision shall be deemed to be reformed to the minimum extent necessary so that such provision as reformed shall be legally enforceable. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, and cannot be reformed and made enforceable as provided in the immediately preceding sentence, the remaining provisions will remain in full force and effect.
     3.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart for each party hereto. Transmission by telecopy, electronic or digital method of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

“Seller”

Round Ridge LLC, a Delaware limited liability company

By	/s/ Stanley E. Maron

Name:	Stanley E. Maron,
Title:	Secretary

“Buyer”

0792725 B.C. Ltd., a British Columbia company

By	/s/ Ralph Proceviat